Exhibit 10.7

Non-Management Director Compensation Summary

Our non-management directors (“Outside Directors”) will be compensated as follows through a combination of cash payments and equity grants:

1.	Cash Retainer.

Each director will receive $18,750 after each regularly scheduled quarterly Board meeting, and the Chair of the Audit and Finance Committee will receive an additional $3,750 at such time. The quarterly cash retainer paid to a director leaving the Board will be pro-rated based on the number of days such director served on the Board between regularly scheduled meetings.

2.	Equity Grants for All Outside Directors.

Initial Grant

In connection with his or her initial election to the Board, each director will be granted Staples restricted stock units with an aggregate value of $150,000¹ on the grant date. Such shares will be granted on the second business day following a director’s initial election to the Board and will vest in full on the third anniversary of the grant date.

Annual Grant

Each director will receive an annual grant of Staples restricted stock units with an aggregate value of $175,0002 on the second business day following election to the Board at the annual meeting of stockholders (the “Annual Equity Award Date”) (such grant will vest in full one year after the Annual Equity Award Date); provided, that if a director is elected to the Board after Annual Equity Award Date, such equity grant will be granted on the second business day following the first regularly scheduled Board meeting that occurs after his or her election and such grant will be pro-rated based on the number of regularly scheduled meetings occurring on or after his or her election. In the event of a pro-rata award, the shares will vest on the first anniversary of the Annual Equity Award Date.

3.	Equity Grants for the Lead Director/Committee Chairpersons.

The Lead Director will be granted Staples restricted stock units with an aggregate value of $40,0002 on the Annual Equity Award Date, which grant vests pro-rata on the date of each of the four regularly scheduled quarterly Board meetings that are held during the Staples’ fiscal year that includes the date of the award and at which the director is the Lead Director. Each of the Chairpersons of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees will be granted Staples restricted stock units with an aggregate value of $32,0002 on the Annual Equity Award Date, which grant vests pro-rata on the date of each of the four regularly scheduled quarterly Board meetings that are held during the Staples’ fiscal year that includes the date of the award and at which each director is a chair of one of these three committees. In the event a director becomes the Lead Director and/or chair of any of the above mentioned committees after the first regularly scheduled Board meeting of the fiscal year, such director will receive their award two business days after the next regularly scheduled Board meeting. The restricted stock units will be paid in full on the first anniversary of the Annual Equity Award Date.

4.	Unvested Awards.

Unvested options and shares of restricted stock/restricted stock units are subject to accelerated vesting (and, in the case of restricted stock units, accelerated payment) upon a director’s death, disability, retirement from the Board after reaching the Board’s mandatory retirement age of 72, or the occurrence of a change in control of Staples. In such instances, the unvested award(s) will vest in full. All unvested awards are otherwise forfeited upon termination of the director’s service on the Board.

5. Ownership Guidelines.

The Board considers ownership of Staples stock by Board members to be important to align the interests of directors with those of stockholders. Accordingly, it is a policy of the Board that, prior to five (5) years after joining the Board, all directors shall attain minimum stock ownership equal in value to at least five (5) times the annual Board cash retainer as set from time to time by the Board. Management directors shall also maintain equity ownership consistent with guidelines adopted for Staples’ executives.

All shares owned outright, unvested restricted stock and vested stock options, whether obtained through employment, Board membership, or otherwise, shall be taken into consideration in determining compliance with the above stock ownership guidelines. The value of stock options for this purpose shall be the excess of the market price of the underlying stock over the exercise price.

Summary Table for Director Compensation
Event	Payment/Award	Vesting/Holding Requirement
One-Time Initial Election Award	$150,000[1] of restricted stock units	Cliff vest and paid 3 years after grant.
Quarterly Cash Retainer	$18,750 ($3,750 additional for Audit and Finance Committee Chair)	N/A
Annual Equity Retainer	$175,000[2] of restricted stock	Vest and paid 1 year after grant.
Lead Director	$40,000[2] of restricted stock units annually	Vest and paid 1 year after grant.
Committee Chairperson	$32,000[2] of restricted stock units annually	Vest and paid 1 year after grant.
Retirement after age 72	All unvested options and restricted stock/units vest in full.	N/A

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1 The number of restricted stock units will be equal to the number arrived at by dividing $150,000 by the closing stock price on the grant date.
2 The number of restricted stock units will be equal to the number arrived at by dividing the dollar value of the award by the closing stock price on the grant date.